Intuit Shifts Quarterly Outlook Citing Late Opening to the Tax Season; Raises Full Year Earnings Per Share Guidance due to New U.S. Tax Legislation

Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-6251
	kim_watkins@intuit.com	diane_carlini@intuit.com

Intuit Shifts Quarterly Outlook Citing Late Opening to the Tax Season; Raises Full Year Earnings Per Share Guidance due to New U.S. Tax Legislation

Reaffirms Full-year Revenue and Operating Income Guidance

MOUNTAIN VIEW, Calif. - Feb. 9, 2018 - Intuit Inc. (Nasdaq: INTU) today announced that revenue and operating income for its second fiscal quarter were lower than expected due to the tax season opening later this year. The company expects tax revenue to shift to the third fiscal quarter, and therefore reiterated full fiscal-year revenue and operating income guidance.
Intuit also announced the impact of the 2017 Tax Cuts and Jobs Act (the “Tax Act”) on its expected second fiscal quarter, which ended Jan. 31, and full year net income and earnings per share which ends July 31, 2018.
Tax Season Timing
Tax revenue is recognized as returns are filed. The tax preparation market is forming later this year, as the IRS began accepting returns on Jan. 29. The IRS is reporting total returns processed through Feb. 2 are down 10 percent and self-prepared e-files are down 7 percent compared with last year. Intuit’s processed consumer tax returns for that same period are down 6 percent.
“Every tax year is different and this year is no exception with the IRS opening its doors six calendar days later than last year,” said Dan Wernikoff, executive vice president and general manager of Intuit’s TurboTax business. “Beyond this timing creating a late forming tax season, we are confident in our plan, combining our intuitive DIY offer for those with simple returns and our TurboTax Live offer for those that want some assistance.”
Impact of New U.S. Tax Law
In December the U.S. government enacted the Tax Act which reduced the U.S. federal tax rate on U.S. earnings to 21 percent. With Intuit’s fiscal year ending July 31, the change will result in a blended lower U.S. statutory federal rate of 26.9 percent for fiscal year 2018. Intuit will fully benefit from the change in its fiscal year 2019.

Intuit Shifts Quarterly Outlook Citing Late Opening to the Tax Season; Raises Full Year Earnings Per Share Guidance due to New U.S. Tax Legislation

Intuit is required to recognize the effect of the tax law changes in the period of enactment, such as re-measuring U.S. net deferred tax assets at the lower rates. Intuit expects its GAAP tax rate to be approximately 26 percent and non-GAAP tax rate to be approximately 27 percent for fiscal year 2018.
Updated Fiscal Second Quarter Guidance
Due to the revenue shift and the impact of the Tax Act, for the second quarter, the company expects to report:

•	Revenue of $1,160 million to $1,165 million, down from the prior range of $1,160 million to $1,180 million.

•	GAAP operating income of $15 million to $20 million, down from the prior range of $35 million to $45 million.

•	Non-GAAP operating income of $115 million to $120 million, down from the prior range of $130 million to $140 million.

•
GAAP loss per share of $0.08 to $0.09, including a tax charge of $39 million related to the re-measurement of Intuit’s net deferred tax assets at the enacted lower tax rates. The prior range was diluted earnings per share of $0.08 to $0.11.

•	Non-GAAP diluted earnings per share of $0.34 to $0.35, up from the prior range of $0.31 to $0.34.
Since the Tax Act was passed in Intuit’s second quarter, the deferred tax re-measurements and other items are considered provisional due to the forthcoming guidance and ongoing analysis of the final year-end data and tax positions. The analysis is expected to be completed within the 12-month measurement period in accordance with SAB 118.
Reaffirms Full-year Revenue and Operating Income Guidance
The company expects full-year revenue and operating income for Intuit and all business segments to be in line with guidance issued on Nov. 20, 2017. For fiscal year 2018, the company expects:

•	Revenue of $5.640 billion to $5.740 billion, growth of 9 to 11 percent.

•	GAAP operating income of $1.485 billion to $1.535 billion, growth of 6 to 10 percent.

•	Non-GAAP operating income of $1.885 billion to $1.935 billion, growth of 9 to 12 percent.

•	QuickBooks Online subscribers of 3.275 million to 3.375 million.
Raised Full-year Earnings Per Share Guidance
Intuit also adjusted earnings expectations for the full year earnings per share due to the impact of the Tax Act. The company now expects:

Intuit Shifts Quarterly Outlook Citing Late Opening to the Tax Season; Raises Full Year Earnings Per Share Guidance due to New U.S. Tax Legislation

•	Fiscal 2018 GAAP diluted earnings per share of $4.20 to $4.30, growth of 13 to 16 percent. This is up from the prior range of $4.00 to $4.10.

•	Fiscal 2018 Non-GAAP diluted earnings per share of $5.30 to $5.40, growth of 20 to 22 percent. This is up from the prior range of $4.90 to $5.00.
Intuit will announce second-quarter results and will issue the first of two season-to-date unit updates for its consumer tax products and services on Feb. 22. The second units update will be provided at the end of the tax season.

About Intuit
Intuit’s mission is to Power Prosperity Around the World. Our global products and platforms, including TurboTax, QuickBooks, Mint and Turbo, are designed to empower consumers, self-employed, and small businesses to improve their financial lives, finding them more money with the least amount of work, while giving them complete confidence in their actions and decisions. Our innovative ecosystem of financial management solutions serves 46 million customers worldwide, unleashing the power of many for the prosperity of one. Please visit us for the latest news and in-depth information about Intuit and its brands and find us on Facebook.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying Table 1 titled "About Non-GAAP Financial Measures."

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit and its reporting segments; the size of the market for tax preparation software and the timing of when individuals will file their tax returns; forecasts of total tax season results based on preliminary IRS and other internal and external data points that may, in certain cases, be based on small sample sizes; Intuit’s prospects for the business in fiscal 2018 and beyond; expectations regarding timing and growth of revenue for each of Intuit’s reportable segments; expectations regarding customer growth; expectations regarding the impact of newly passed US tax legislation on Intuit’s business and its corporate tax rate; and all of the statements under the heading “Forward-looking Guidance”.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process

Intuit Shifts Quarterly Outlook Citing Late Opening to the Tax Season; Raises Full Year Earnings Per Share Guidance due to New U.S. Tax Legislation

transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; related publicity regarding such fraudulent activity could cause customers to lose confidence in using our software and adversely impact our results; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about the risks that may impact our business are included in our Form 10-K for fiscal 2017 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of February 9, 2018 and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE 1
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME, AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ended January 31, 2018
Revenue	$1,160	$1,165			$1,160	$1,165
Operating income	$15	$20	$100	[a]	$115	$120
Earnings (loss) per share	$(0.09)	$(0.08)	$0.43	[b]	$0.34	$0.35

Twelve Months Ending July 31, 2018
Revenue	$5,640	$5,740			$5,640	$5,740
Operating income	$1,485	$1,535	$400	[c]	$1,885	$1,935
Diluted earnings per share	$4.20	$4.30	$1.10	[d]	$5.30	$5.40
See our press release dated November 20, 2017 for a reconciliation of previously announced non-GAAP numbers.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $94 million; amortization of acquired technology of approximately $3 million; amortization of other acquired intangible assets of approximately $1 million; and professional fees for business combinations of approximately $2 million.

[b]
Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and other income tax effects related to non-recurring and period specific items which include (1) the excess tax benefits related to share based compensation, and (2) the tax charge for the remeasurement of Intuit’s net deferred tax assets at the enacted lower tax rates.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $388 million; amortization of acquired technology of approximately $8 million; amortization of other acquired intangible assets of approximately $2 million; and professional fees for business combinations of approximately $2 million.

[d]
Reflects the estimated adjustments in item [c], income taxes related to these adjustments, and other income tax effects related to non-recurring and period specific items which include (1) the excess tax benefits related to share based compensation, and (2) the tax charge for the remeasurement of Intuit’s net deferred tax assets at the enacted lower tax rates.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated February 9, 2018 contains non-GAAP financial measures. Table 1 reconciles the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income and non-GAAP net income per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Gains and losses on disposals of businesses and long-lived assets

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt and equity securities and other investments

•	Income tax effects and adjustments

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments, or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units, and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete, and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying value of goodwill and other acquired intangible assets to their estimated fair values.

Gains and losses on disposals of businesses and long-lived assets. We exclude from our non-GAAP financial measures gains and losses on disposals of businesses and long-lived assets because they are unrelated to our ongoing business operating results.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal, and accounting fees.

Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt and equity securities and other investments.

Income tax effects and adjustments. In the second quarter of our fiscal 2018, we revised our estimated annual effective non-GAAP tax rate to reflect a change in the U.S. federal statutory rate, as a result of the 2017 Tax Cuts and Jobs Act (the “Tax Act”). The federal statutory rate change to 21% is effective January 1, 2018, and therefore, the change will result in a blended U.S. statutory federal rate of 26.9% for our fiscal year 2018. We will fully benefit from the U.S. federal statutory rate change in our fiscal year 2019.
Through the first quarter of fiscal 2018, we used a projected long-term non-GAAP tax rate of 33%. As a result of the Tax Act, effective in the second quarter of fiscal 2018, we have applied an effective non-GAAP tax rate of 27% to our year to date pre-tax income, after the elimination of the effects of the non-GAAP adjustments to our operating results described above. Because of the transitional impact of the Tax Act provisions, the fiscal 2018 non-GAAP tax rate is based on our current year forecast only, without reference to long-term forecasts. This non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, and eliminates the effects of non-recurring and period specific items. We expect to use the long-term non-GAAP tax rate for fiscal 2019, once the Tax Act’s provisions are in full effect and consistent for the periods included in the long-term forecast.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table 1 include all information reasonably available to Intuit at the date of this press release. This table includes adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, sales of available-for-sale debt securities and other investments, and disposals of businesses and long-lived assets.